Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 30, 2008

AMONG

AMAZON.COM, INC.

AZBC HOLDINGS, INC.

AND

AUDIBLE, INC.

ARTICLE I

THE OFFER AND THE MERGER

i

ii

ARTICLE V

CONDUCT OF BUSINESS BY THE COMPANY

Section 5.1	Conduct of Business by the Company Pending the Merger	43

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1	Company Recommendation	47
Section 6.2	Access to Information; Confidentiality	47
Section 6.3	Commercially Reasonable Efforts	48
Section 6.4	No Solicitation	50
Section 6.5	Employee Matters	53
Section 6.6	Fees and Expenses	54
Section 6.7	Directors’ and Officers’ Indemnification and Insurance	55
Section 6.8	Public Announcements	55
Section 6.9	Notification of Certain Matters	56
Section 6.10	State Takeover Laws	56
Section 6.11	Stockholder Litigation	57

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1	Conditions to Each Party’s Obligation to Effect the Merger	57
Section 7.2	Conditions to Obligations of Parent and Purchaser	58
Section 7.3	Conditions to Obligations of the Company	59

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1	Termination	60
Section 8.2	Effect of Termination	62
Section 8.3	Fees and Expenses	62

ARTICLE IX

GENERAL PROVISIONS

Section 9.1	Non-Survival of Representations, Warranties and Agreements	63
Section 9.2	Notices	64

iii

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2008 (this “Agreement”), is among Amazon.com, Inc., a Delaware corporation (“Parent”), AZBC Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Purchaser”), and Audible, Inc., a Delaware corporation (the “Company” and, collectively with Parent and Purchaser, the “parties”).

RECITALS

WHEREAS, the respective Boards of Directors of the Company, Parent and Purchaser have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser has agreed, on the terms and subject to the conditions set forth in this Agreement, to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company Common Stock (the “Shares”), at a price per Share of $11.50 (such price or any higher price per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any withholding of Taxes required by applicable law, net to the seller in cash without interest;

WHEREAS, following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger” and, together with the Offer, the Top-Up Option and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the Delaware General Corporation Law (the “DGCL”), and in accordance therewith each issued and outstanding Share not held in treasury of the Company or owned directly or indirectly by Parent, Purchaser or any Company Subsidiary and not constituting Dissenting Shares will be converted into the right to receive the Offer Price in cash without interest, subject to any withholding of Taxes required by applicable law, in accordance with the terms hereof;

WHEREAS, the Board of Directors of the Company, on the terms and subject to the conditions set forth in this Agreement, has, by resolutions duly adopted, unanimously (i) determined that the Transactions are in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, approve and adopt this Agreement;

WHEREAS, each of Parent and the Board of Directors of Purchaser has, on the terms and subject to the conditions set forth in this Agreement, approved, and the Board of Directors of Purchaser has declared advisable, this Agreement and the Transactions, including the Offer and the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and each of Donald R. Katz, Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III, L.P. (each, a “Principal Company Stockholder”) are entering into an agreement pursuant to which each Principal Company Stockholder will agree to take specified actions in furtherance of the Offer and the Merger; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the persons listed on Schedule A has executed an offer letter and non-disclosure agreement, in each case to become effective at the Acceptance Time;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in paragraph (2)(iii) of Annex I shall exist or have occurred and be continuing, as promptly as practicable (and in any event within 10 Business Days) after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase for cash all outstanding Shares at the Offer Price.

(b) Subject to the terms and conditions of this Agreement and the Offer, promptly after the latest of (i) the earliest date as of which Purchaser is permitted under applicable law to accept for payment Shares validly tendered and not withdrawn pursuant to the Offer, (ii) the earliest date as of which each of the conditions and requirements set forth in Annex I (the “Offer Conditions”) has been satisfied, or waived by Parent or Purchaser, and (iii) the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares (without interest) validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer. The obligation of

Purchaser to accept for payment and pay for Shares (without interest) tendered and not withdrawn pursuant to the Offer shall be subject to the satisfaction, or waiver by Parent or Purchaser, of each of the Offer Conditions.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains, among other things, the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and Purchaser expressly reserve the right to (x) increase the Offer Price and (y) to waive any Offer Conditions and make any other changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, neither Parent nor Purchaser shall (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (v) except as required by any Governmental Entity, amend or modify any terms in a manner adverse to the holders of Shares, (vi) change or waive the Minimum Condition or (vii) extend or otherwise change the expiration date of the Offer other than as required or permitted by this Agreement.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 Business Days following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, is referred to as the “Expiration Date”).

(e) The Offer may be extended from time to time as follows:

(i) If, on or prior to any then scheduled Expiration Date, all of the Offer Conditions (including the Minimum Condition and all other Offer Conditions) shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to), at the request of the Company, extend the Offer for one or more successive periods of not more than 10 Business Days in order to permit the satisfaction of such conditions, each until the earlier of (x) the termination of this Agreement pursuant to Section 8.1 and (y) (A) the date that is 180 days after commencement of the Offer (the “Initial Outside Date”) or (B) the date that is 270 days after commencement of the Offer in the event that the HSR Condition or the Governmental Approval Condition shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, by the Initial Outside Date (the “Extended Outside Date”), if any such extension of not more than 10 Business Days would otherwise end after the Initial Outside Date or the Extended Outside Date, as applicable;

(ii) Purchaser may, in its sole discretion, without consent of the Company, extend the Offer for one or more successive periods of not more than 10 Business Days each, if at any otherwise scheduled Expiration Date any of the Offer Conditions shall have not been satisfied, or waived by Parent or Purchaser if permitted hereunder; and

(iii) Purchaser shall extend the Offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or Nasdaq or its staff.

(f) Purchaser may, in its sole discretion, provide for a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer during any such “subsequent offering period” promptly after any such Shares are tendered during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.1 or as required by applicable law. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly terminate the Offer and shall not acquire any Shares pursuant to the Offer.

(h) On the date of the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Purchaser shall (and Parent shall cause Purchaser to) file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will comply in all material respects with the provisions of all applicable Federal and other securities Laws. The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser shall take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by the Exchange Act. Each of Parent, Purchaser and the Company shall correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review any such written responses and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser shall use their reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation, as such Company Recommendation may be amended and until such Company Recommendation may be withdrawn, in each case as permitted by this Agreement. If Purchaser terminates or withdraws the Offer, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

(i) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the time Purchaser accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the “Acceptance Time”), if any.

Section 1.2 Company Actions.

(a) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.4, contain the Company Recommendation and that will comply in all material respects with the provisions of all applicable Federal and other securities Laws. The Company shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the

Exchange Act. Each of Parent, Purchaser and the Company shall correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. The Company shall give Parent, Purchaser and their counsel a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) If approval of the stockholders of the Company is required under the DGCL to consummate the Merger, as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and in any event within 14 days after the Acceptance Time and the expiration of such “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, the Company shall prepare and file with the SEC in preliminary form a proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required solicitation materials or information, the “Proxy Statement”) relating to the Merger and this Agreement that shall, subject to the provisions of Section 6.4(c), contain the Company Recommendation. The Company shall take all steps necessary to cause the Proxy Statement to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the DGCL, the Exchange Act or the SEC (or its staff). Each of Parent, Purchaser and the Company shall correct promptly any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the DGCL, the Exchange Act or the SEC (or its staff). Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. The Company shall give Parent, Purchaser and their counsel a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement.

(c) In connection with the Offer, the Company shall promptly after execution of this Agreement furnish or cause to be furnished to Parent and Purchaser (i) a list of the names and addresses of the record holders of Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) all lists of stockholders, security position lists, computer files and all other information identifying the beneficial owners of Shares as of the most recent practicable date which the Company or its transfer agent has in its possession or control or can obtain without unreasonable effort or expense. The Company shall furnish or cause to be furnished to Parent and Purchaser such additional information (including updates of the items provided pursuant to the preceding sentence) and such other assistance as Parent or Purchaser or their respective agents may reasonably request for the purpose of communicating the Offer to the record and beneficial owners of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer, the Merger and the other Transactions, and, if this Agreement shall be terminated, shall, upon the Company’s written request, promptly deliver to the Company the original and all copies of such information then in its possession or control.

Section 1.3 Board of Directors.

(a) Upon the Acceptance Time, and from time to time thereafter as Shares are acquired by Parent or Purchaser, subject to compliance with the provisions of the Constituent Documents of the Company, applicable Law and the applicable Marketplace Rules of the NASDAQ, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (i) the total number of directors on the Board of Directors of the Company (after giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates bears to the total number of Shares then outstanding (disregarding any unvested and unexercisable Company Stock Options, Warrants and all other unvested rights to acquire shares of the Company Common Stock). The Company shall, upon any exercise of such right by Purchaser, take all such actions as are necessary or desirable to (A) elect or designate to the Board of Directors of the Company the individuals designated by Purchaser and permitted to be so elected or designated by the first sentence of this Section 1.3(a), including promptly filling vacancies or newly created directorships on the Board of Directors of the Company, promptly increasing the size of the Board of Directors of the Company (including by action of the Board of Directors of the Company and by the amendment of the by-laws of the Company, if necessary, so as to increase the size of the Board of Directors of the Company) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Board of Directors of the Company, and (B) cause the Persons designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of the members of (I) each committee of the Board of Directors of the Company (II) each board of directors (or similar body) of each Company Subsidiary, and (III) each committee (or similar body) of each such board of directors (or similar body), in each case to the full extent permitted by the provisions of the Constituent Documents of the Company, applicable Law and the NASDAQ Marketplace Rules. From and after the Acceptance Time and until the Effective Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 4350(c)(5) and make all necessary filings and disclosures associated with such status. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3(a), including mailing to shareholders (together with the Schedule 14D-9) the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to enable Purchaser’s designees to be elected or designated to the Board of Directors of the Company. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

(b) In the event that Purchaser’s designees are elected or designated to the Board of Directors of the Company pursuant to Section 1.3(a), then, subject to the Constituent Documents of the Company, until the Effective Time, the Company shall cause the Board of Directors of the Company to maintain at least such number of “independent directors,” as defined by the NASDAQ Marketplace Rules, as may be required by the NASDAQ Marketplace Rules or the federal securities laws, at least one of whom shall be an “audit committee financial expert,” as defined in Item 401(h) of

Regulation S-K and the instructions thereto (any such “independent directors” as of the date of this Agreement (and their successors as provided below), the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company, Purchaser and Parent shall take all necessary action (including creating a committee of the Board of Directors of the Company) so that the entire Board of Directors of the Company shall be entitled to designate another Person or Persons to fill such vacancy or vacancies, and such Person or Persons thereafter shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Board of Directors of the Company after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall be required (i) to authorize any agreement between the Company or any of its Subsidiaries, on the one hand, and Parent, Purchaser or any of their Affiliates (other than the Company or any of its Subsidiaries), on the other hand, (ii) for the Company to amend or terminate this Agreement, (iii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, (iv) to extend the time for performance of Parent’s or Purchaser’s obligations hereunder or (v) to amend the Constituent Documents of the Company. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the Company as determined appropriate by the Continuing Directors, and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.

Section 1.4 The Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”) to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Purchaser and their respective affiliates at the time of such exercise, shall constitute one Share more than the number of Shares necessary for Purchaser to be merged with and into the Company pursuant to Section 253 of the DGCL at a price per Share equal to the Offer Price (a “Short Form Merger”).

(b) The Top-Up Option shall be exercisable once or multiple times at any time and from time to time after the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement pursuant to Section 8.1; provided, however, that notwithstanding anything continued in this Agreement to the contrary the Top-Up Option shall not be exercisable if (i) any provision of any applicable Law or any judgment, injunction, order or decree of any Governmental Entity shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect to such exercise, (ii) the issuance of the Top-Up Option Shares would require shareholder approval under the rules of Nasdaq, (iii) the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares or (iv) after issuance of Shares pursuant to the Top-Up Option, it will be insufficient to allow Purchaser to effect the Short Form Merger and; provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement pursuant to Section 8.1.

(c) In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares owned by Parent, Purchaser and their respective affiliates immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Purchaser in writing of the number of Shares then outstanding and the number of Top-Up Option Shares. At the Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares by delivery of, at Purchaser’s option, (A) immediately available funds by wire transfer to an account designated by the Company, (B) a promissory note, bearing interest at 6-Month USD LIBOR Rate, and due six months after the Top-Up Closing, or (C) any combination thereof, and the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Option Shares.

(d) Parent and Purchaser acknowledge that the Shares which Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the U.S. securities laws and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Options Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 1.5 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (with respect to all post-closing periods, the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.6 Closing. The closing of the Merger (the “Closing”) shall, subject to the fulfillment or waiver of the conditions set forth in Article VII, take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York at 9:00 a.m. New York City time on the second Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with this Agreement, or at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 1.7 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State on the Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 1.8 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form of Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law.

Section 1.9 By-Laws. The by-laws of Purchaser in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”) until thereafter amended as provided therein or by applicable Law.

Section 1.10 Directors. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.11 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.12 Stockholder’s Meeting. If approval of the stockholders of the Company is required under the DGCL to consummate the Merger:

(a) The Company, acting through (or upon authorization by) the Board of Directors of the Company, shall, in accordance with and subject to the requirements of the Company’s Constituent Documents and applicable law:

(i) (A) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders as promptly as possible after the date that the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the proxy statement; and

(iii) use its reasonable best efforts to secure any approval in favor of the approval and adoption of the Agreement by the stockholders of the Company that is required by the Company’s Constituent Documents and the DGCL and any other applicable law to effect the Merger.

(b) The Company shall not postpone or adjourn the Special Meeting except that, after receiving the written consent of the Parent, the Company may adjourn or postpone the Special Meeting to the extent legally necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting. After the Acceptance Time, the Company shall prepare and distribute as promptly as practicable any such required supplement or amendment to the Proxy Statement and following any such adjournment or postponement of the Special Meeting, the Company shall take all action necessary to reconvene the Special Meeting as promptly as practicable after such adjournment or postponement.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their respective affiliates in favor of the approval and adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company or otherwise, any other approvals that are required by the DGCL and any other applicable law to effect the Merger.

Section 1.13 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.12, in the event that Parent, Purchaser and their respective affiliates shall own, in the aggregate, at least 90% of the outstanding Shares, following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable thereafter, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Section 1.14 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive an amount equal to the Offer Price, without interest (the “Merger Consideration”), subject to any applicable withholding Taxes.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, all shares of Company Common Stock (other than Excluded Shares) shall cease to be outstanding and shall be canceled and retired, and each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock (other than Excluded Shares) formerly represented thereby; provided, however, that the Merger Consideration payable in respect of any such shares that, at the Effective Time, were unvested Company Restricted Stock shall be converted into Parent Common Stock in accordance with the provisions of Section 1.16(d).

(c) Each Excluded Share at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of the Surviving Corporation and such shares shall constitute the only issued and outstanding shares of common stock of the Surviving Corporation.

Section 1.15 Treatment of Company Stock Options.

(a) Company Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, Parent will assume each then outstanding option to purchase shares of Company Common Stock granted pursuant to a Company Benefit Plan (a “Company Stock Option”), whether or not exercisable at the Effective Time and regardless of the exercise price thereof, in a manner consistent with the requirements of Section 424(a) of the Code. Pursuant to the immediately preceding sentence, the following process shall be applied to effect the assumption of such Company Stock Options. Parent shall determine the ratio (the “Company Option Ratio”) of (i) the exercise price for a share of Company Common Stock subject to each Company Stock Option (the “Company Exercise Price”) to (ii) the Offer Price. Parent shall also determine the product of (i) the remainder of (A) the Offer Price minus (B) the Company Exercise Price, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option (such product hereinafter called the “Company Option Spread”). Parent shall establish the exercise price to purchase a share of Parent Common Stock (the “Parent Exercise Price”) under each assumed option such that the ratio of (i) the Parent Exercise Price to (ii) the average closing price of a share of Parent Common Stock for the five trading days ending on the trading day immediately prior to the Effective Time (the “Parent Closing Value”) is equal to the Company Option Ratio. Parent shall determine the number of shares of Parent Common Stock subject to each assumed Company Stock Option by dividing (i) the Company Option Spread by (ii) the remainder of (A) the Parent Closing Value minus (B) the Parent Exercise Price; provided, that if the Company Option Spread is zero, the number of shares of Parent Common Stock subject to each assumed Company Stock Option shall equal the Offer Price multiplied by the number of shares of Company Common Stock subject to such Company Stock Option and divided by the Parent Closing Value; provided, further, that any fractional share of Parent Common Stock resulting from such quotient shall be cashed out based on the Parent Closing Value and taking into account the applicable portion of the Parent Exercise Price related thereto. Each assumed Company Stock Option shall be deemed vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent such Company Stock Option by its written terms as set forth in the relevant option agreement as in effect immediately prior to the date hereof provides for acceleration of vesting by reason of the Transactions contemplated hereby. Each assumed Company Stock Option will otherwise continue to have, and be subject to, the same terms and conditions as in effect immediately prior to the Effective Time.

(b) Registrations. Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options or in connection with any other Company Benefit Plan for which shares of Parent Common Stock are required to be reserved for issuance, the number of which is set forth in Section 3.3 of the Company Disclosure Letter. Reasonably promptly after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such options or Company Benefit Plans for which registration of shares of Parent Common Stock is required and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding or for so long as such registration statement is required with respect to any other Company Benefit Plan.

(c) Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such reasonable steps as may be required and are consistent with applicable Law and regulations to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) in the Transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 1.16 Company Restricted Stock Units and Company Restricted Stock.

(a) Amendments; Plan Termination. Prior to the Acceptance Time, the Company shall amend any agreement evidencing the grant of (i) any restricted stock unit granted pursuant to a Company Benefit Plan (a “Company Restricted Stock Unit”) or (ii) any shares of unvested restricted stock granted pursuant to a Company Benefit Plan (“Company Restricted Stock”) that would provide for the acceleration of vesting of more than 50% of the unvested portion of a Company Restricted Stock Unit or Company Restricted Stock by reason of the Transactions contemplated hereby to provide that only 50% of any unvested portion of such Company Restricted Stock Unit or Company Restricted Stock would be subject to accelerated vesting by reason of the Transactions contemplated hereby. Prior to the Closing Date, the Company shall terminate, effective as of the Effective Time, each Company Benefit Plan that grants Company Restricted Stock Units, Company Restricted Stock or Company Stock Options (including, but not limited to, the Audible, Inc. 1999 Stock Incentive Plan), in accordance with the terms of each such plan.

(b) Vested Company Restricted Stock Units. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each then outstanding Company Restricted Stock Unit that (i) has become vested on or before the Closing by its written terms as set forth in the relevant award agreement as in effect immediately prior to the date hereof and as amended pursuant to Section 1.16(a) and (ii) has not been settled as of the Closing Date shall be converted into the right to receive the Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each such vested Company Restricted Stock Unit shall cease to be outstanding and shall be canceled, and any award agreement (or portion thereof) evidencing the grant of any such Company Restricted Stock Unit shall thereafter represent only the right to receive the Merger Consideration with respect to the Company Restricted Stock Units formerly represented thereby.

(c) Unvested Company Restricted Stock Units. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, Parent shall assume each then outstanding Company Restricted Stock Unit that has not become vested on or before the Closing by its written terms as set forth in the relevant award agreement as in effect immediately prior to the date hereof and as amended pursuant to Section 1.16(a), such that any holder of such assumed Company Restricted Stock Units shall have the right to receive at the time and subject to the terms and conditions specified in the relevant award agreement as in effect immediately prior to the date hereof and as amended pursuant to Section 1.16(a) that number of shares of Parent Common Stock equal to the quotient of (i) the Offer Price, multiplied by the number of shares of Company Common Stock subject to such award agreement, divided by (ii) the Parent Closing Value; provided that any fractional share of Parent Common Stock resulting from such quotient shall be cashed out based on the Parent Closing Value. Each assumed Company Restricted Stock Unit will otherwise continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time and as amended pursuant to Section 1.16(a).

(d) Company Restricted Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the Merger Consideration payable in respect of each then outstanding share of Company Restricted Stock that has not become vested on or before the Effective Time by its written terms as set forth in the relevant award agreement, as in effect immediately prior to the date hereof and as amended pursuant to Section 1.16(a), shall be reinvested in that number of shares of Parent Common Stock equal to the quotient of (i) the Offer Price, multiplied by the number of shares of Company Common Stock subject to such award agreement, divided by (ii) the Parent Closing Value; provided that any fractional share of Parent Common Stock resulting from such quotient shall be cashed out based on the Parent Closing Value. By virtue of such reinvestment, immediately following the Effective Time, the rights of each holder of any such Company Restricted Stock shall be converted into rights in respect of the number of shares of Parent Common Stock determined pursuant to the immediately preceding sentence, which shall be subject to the same terms and conditions as were in effect with respect to such Company Restricted Stock immediately prior to the Effective Time.

Section 1.17 Treatment of Warrants. As of the Effective Time, each warrant to acquire Company Common Stock (each, a “Warrant”), other than the Warrants held by the Parent and its wholly owned Subsidiaries (the “Excluded Warrants”) (which

Excluded Warrants shall terminate as of the Effective Time), shall be converted into the right to receive, in lieu of the Company Common Stock immediately issuable upon exercise of the Warrant, the Merger Consideration which the shares of Company Common Stock issuable upon exercise of such Warrant would be entitled to receive at the Effective Time had the Warrant been exercised immediately prior thereto, minus the exercise price of such Warrant.

Section 1.18 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Offer Price shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.19 Appraisal Rights. No holder of Dissenting Shares (a “Dissenting Stockholder”) shall be entitled to any Merger Consideration in respect of such Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to Section 1.14. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). At or

prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, an amount of cash representing the aggregate Merger Consideration payable pursuant to Section 1.14. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record, as of the Effective Time, of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.14 and this Article II. No interest will be paid or will accrue on any cash payable pursuant to Section 1.14. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a check in the proper amount of any Merger Consideration pursuant to Section 1.14 may be issued with respect to such Company Common Stock, as the case may be, to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 2.3 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.14. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.5 No Liability. None of Parent, Purchaser, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.6 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.8 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or other equity rights in the Company in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.9 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.10 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in a letter (the “Company Disclosure Letter”) delivered to it by the Company prior to the execution of this Agreement (with specific reference to the section and subsection of the representations and warranties in this Article III to which the information in such letter relates), the Company represents and warrants to Parent and Purchaser as follows:

Section 3.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company delivered or has made available to Parent and Purchaser true, correct and complete copies of the certificate of incorporation, the by-laws, all minute books and all other organizational documents of the Company, as amended and in effect on the date of this Agreement. The Company is duly qualified or licensed to own, lease and operate its properties and to carry on its business as now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Letter sets forth the name of each Company Subsidiary, its capitalization, and the state or jurisdiction of its organization. Each Company Subsidiary is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation, the by-laws, all minute books and all other organizational documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any Liens, except as set forth in Section 3.2(b) of the Company Disclosure Letter. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Letter, the Company does not own of record or beneficially (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other Person.

Section 3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 40,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on the date of this Agreement, (i) 24,372,609 shares of Company Common Stock were issued and outstanding, 50,000 of which are unvested and subject to risk of forfeiture under the terms of an award of Company Restricted Stock, (ii) 968,985 Company Restricted Stock Units were issued and outstanding, 896,961 of which are unvested and subject to risk of forfeiture under the terms of awards of Company Restricted Stock Units, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) no shares of Company Common Stock were held in treasury by the Company, (v) 2,026,971 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options, (vi) 968,985 shares of Company Common Stock were reserved for issuance pursuant to Company Restricted Stock Units, and (vii) 384,333 shares of Company Common Stock were reserved for issuance pursuant to the Warrants. Section 3.3(a) of the Company Disclosure Letter contains a true and complete schedule as of the date of this Agreement setting forth (as applicable) the holder, number, exercise or reference price, number of shares for which it is exercisable, vesting date and expiration date, in each case of (i) each outstanding Company Stock Option, (ii) each outstanding Company Restricted Stock Unit, (iii) each outstanding award of Company Restricted Stock and (iv) each outstanding Warrant. Except as set forth above, no shares of capital stock of the Company are issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are and all shares of Company Common Stock which may be issued pursuant to the exercise of a Company Stock Option or upon the vesting of a Company Restricted Stock Unit will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable

(b) There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter submitted to stockholders or a separate class of holders of capital stock. Except as set forth above, there are not, as of the date of this Agreement, any options, warrants, restricted stock, restricted stock units, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of the Company or any Company Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) obligating the Company or any Company Subsidiary pursuant to any right of first offer, right of first negotiation, right of first refusal, co-sale or similar provisions or (iv) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to sell, repurchase, redeem or otherwise acquire or to register any shares of capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any Company Subsidiary. No Company Common Stock is held by any wholly owned Subsidiary of the Company.

Section 3.4 Authority for Agreements.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and the approval of the Offer, the Merger and the

Transactions contemplated hereby by the holders of a majority of the outstanding shares of Common Stock entitled to vote in accordance with the DGCL and the Company’s Constituent Documents (the “Company Stockholder Approval”), to consummate the Transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the Transactions contemplated hereby, except for the Company Stockholder Approval, to the extent required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Purchaser, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors rights and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the Transactions (including the Offer and the Merger), (ii) determining that the terms of this Agreement, the Offer and the Merger and the other Transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement if required to do so by the DGCL and (iv) declaring that the Offer, the Merger, the other Transactions and this Agreement are advisable.

Section 3.5 Takeover Statute, No Restrictions on the Transactions.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Letter, no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Offer, the Merger or the other Transactions.

(b) The Board of Directors of the Company and any Company Subsidiary has taken all necessary action to render any potentially applicable anti-takeover or similar statute, regulation or provision of the certificate of incorporation and the by-laws, or other organizational or constitutive document or governing instrument of the Company or any Company Subsidiary, inapplicable to this Agreement and the Transactions.

Section 3.6 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the Transactions contemplated hereby will not

(i) conflict with any provisions of the Company’s Constituent Documents or the certificate of incorporation or by-laws or any other organizational documents of any Company Subsidiary; (ii) other than as set forth in Section 3.6(a)(ii) of the Company Disclosure Letter, result (with the giving of notice or the lapse of time or both) in any violation or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit concession, grant, franchise or license applicable to the Company; (iii) violate any Law or Order (assuming compliance with the matters set forth in Section 3.6(c)); (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company or any Company Subsidiary; or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or any Company Subsidiary to conduct its business as currently conducted.

(b) Except for the Company Stockholder Approval or as set forth in Section 3.6(b) of the Company Disclosure Letter, no consent or approval of any other Person (other than any Governmental Entity) is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions contemplated hereby.

(c) No consent, approval, order or authorization of, or declaration, registration of filing with, or notice to any Governmental Entity is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the Transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and such foreign antitrust and competition law requirements described in Section 3.7(c)(i) of the Company Disclosure Letter; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (iii) the filings with the SEC of (A) if Company Stockholder Approval is required by the DGCL, the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions contemplated hereby.

Section 3.7 SEC Reports; Company Financial Statements; Company Data.

(a) The Company and each Company Subsidiary has filed or furnished all reports, schedules, forms, statements and other documents required to be filed by it with or furnished by it to the SEC since January 1, 2005 (the “Company SEC Documents”). As of its respective date, each Company SEC Document, including any financial statements or schedules included therein or incorporated by reference therein, complied when filed or furnished and as amended in all material respects with the requirements of the Exchange Act or the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not, and any Company SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Section 3.7(a) of the Company Disclosure Letter sets forth (i) each foreign jurisdiction where the Company or any Company Subsidiary is required to file any forms, reports, schedules, statements or other documents with any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service, (ii) the types of forms, reports, schedules, statements and other documents that the Company or any Company Subsidiary is required to file in each such foreign jurisdiction and (iii) the status of each such required filing as of the date hereof.

(b) The Company has delivered to Parent and Purchaser, in the form filed with the SEC, if applicable, complete and correct copies of the Company Financial Statements, including any amendments thereto and all exhibits. The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented. The consolidated balance sheets included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of operations, consolidated statements of stockholders’ equity, and consolidated statements of cash flows included in such Company Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated.

(c) Section 3.7(c) of the Company Disclosure Letter sets forth the number of Subscribers and the number of Non-Subscriber Customers of the Company and the Company Subsidiaries as of September 30, 2007 and December 31, 2007.

Section 3.8 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a fact or omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all respects with the Exchange Act and the rules and regulations thereunder.

Section 3.9 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the Transactions contemplated hereby, since September 30, 2007 (i) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company’s capital stock; (iii) there has not been any action taken by the Company or any Company Subsidiary prior to the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1; and (iv) except as required by GAAP, there has not been any change by the Company in accounting principles, practices or methods. Since September 30, 2007, there have not been any changes, circumstances or events (or, with respect to changes, circumstances or events existing prior to September 30, 2007, any worsening thereof) that, individually and in the aggregate, have had or would reasonably be expected to result in a Company Material Adverse Effect.

Section 3.10 Litigation. Except as set forth in Section 3.10 of the Company Disclosure Letter or as set forth in footnote 10 to the financial statements contained in the Company’s Form 10-Q for the quarter ending September 30, 2007 (other than the first paragraph under the caption “Contingencies”), (i) there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending, affecting or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or their respective properties or rights and (ii) no Order of any Governmental Entity or arbitrator is outstanding against the Company or any Company Subsidiary.

Section 3.11 Compliance with Laws.

(a) Each of the Company and the Company Subsidiaries is and, since September 30, 2007 has been, in compliance in all material respects with all applicable Laws (including Laws relating to sensitive payments), and, to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of any Law.

(b) Without limitation, the Company, the Company Subsidiaries and the principal executive officer and the principal financial officer of the Company have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), (ii) the applicable provisions of the Exchange Act, and (iii) the applicable listing and corporate governance rules and regulations of Nasdaq. The principal executive officer and the principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Company SEC Document filed by the Company. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or any Company Subsidiaries. The Company has delivered to Parent and Purchaser copies of all certifications, sub-certifications, minutes of meetings and other supporting documentation relating to the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and to the Company’s knowledge, no complaints or allegations have been made, which, if true, would conflict with or otherwise prevent such certifications from being made.

(c) The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Other than as described in Part I, Item 4 of the Company’s Form 10-Q for the quarter ending September 30, 2007, the Company has made no disclosures to the Company’s outside auditors or audit committee relating to the matters referred to in clauses (ii)(A) and (B) above.

(d) The Company has delivered to Parent copies of any written notifications it has received of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof. The Company has delivered to Parent and Purchaser copies of all management letters and internal control letters delivered in connection with Section 404 of the Sarbanes-Oxley Act. Section 3.11(d) of the Company Disclosure Letter describes all services provided since July 31, 2002 to the Company or any Company subsidiaries by Ernst & Young LLP or any of its Affiliates.

Section 3.12 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the Company’s consolidated balance sheet of September 30, 2007 included in the Company Financial Statements, (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet that would not be prohibited by this Agreement and that, in the aggregate, would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, and (c) other liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to materially adversely affect the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions contemplated by this Agreement.

Section 3.13 Taxes.

(a) The Company and each Company Subsidiary have (i) duly and timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by them in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid or remitted in full or withheld all Taxes that are due and payable by them, whether or not such Taxes were shown as due on any Tax Returns, (iii) established reserves in accordance with GAAP for the payment or remittance of all material Taxes for all periods or portions thereof ending through the date hereof, and (iv) complied in all material respects with all laws applicable to the payment, remittance and withholding of Taxes and have timely withheld and paid over to the respective proper Taxing Authorities all amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or, to the knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Returns, and (ii) are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) The federal income Tax Returns of the Company and the Company Subsidiaries have never been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for any period, and no material deficiencies were asserted as a result of such or any other examinations that have not been resolved and fully paid. Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries.

(d) No claim has been made and, to the knowledge of the Company, no claim has been threatened by a Taxing Authority in a jurisdiction where the Company or a Company Subsidiary, as the case may be, does not file Tax Returns in respect of a particular type of Tax or pay or remit such type of Tax that the Company or a Company Subsidiary is required to file such Tax Returns or pay or remit such type of Tax.

(e) The Merger will not trigger any income or gain to the Company or any Company Subsidiary for federal income tax purposes (i) that was previously deferred pursuant to the regulations issued under Section 1502 of the Code or (ii) under Section 355(e) of the Code in respect of a distribution by the Company or any Company Subsidiary occurring prior to the Closing.

(f) None of the Company or any of the Company Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(g) There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign law) for income tax purposes applicable to or required to be made by the Company or any of the Company Subsidiaries.

(h) The Company is not, and has not been during the five-year period ending on the date hereof, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(i) There are no Liens on any of the assets or properties of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay or remit any Tax.

(j) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations §1.6011-4(c)(3)(i)(A) or failed to report any “reportable transaction.”

(k) Except as set forth in Section 3.13(k) of the Company Disclosure Letter, the Company is not currently subject to any limitation on the use of net operating losses, capital losses or other tax attributes pursuant to section 382 or 383 of the Code.

Section 3.14 Title to Properties; Absence of Liens.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary, and includes the address of the property and the current book value of the property (the “Owned Real Property”). The Company or a Company Subsidiary has good and marketable title to the Owned Real Property, in each case free and clear of all Liens.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased to or by the Company or any Company Subsidiary or in which any of them has an interest (collectively, the “Leased Real Property”), and includes the address of the property, the name and address of the parties to all leases, the expiration date of all leases, the monthly rent as of the date of this Agreement paid under all leases and any additional monies currently payable under each lease. The Company or one of the Company Subsidiaries has a valid leasehold interest in all Leased Real Property leased by the Company or any Company Subsidiary free and clear of all Liens except Permitted Liens.

(c) With respect to the Leased Real Property of the Company and Company Subsidiaries, (i) each of the agreements by which the Company or any Company Subsidiary has obtained a leasehold interest in such Leased Real Property leased by the Company or any Company Subsidiary (each, a “Lease”) is in full force and effect in accordance with its respective terms and the Company or a Company Subsidiary is the holder of the lessee’s or tenant’s interest thereunder; (ii) to the knowledge of the Company, there exists no default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, could result in such a default; and (iii) there are no leases, subleases, licenses concessions or any other contracts granting to any person or entity other than the Company or any Company Subsidiary any right to the possession, use, occupancy or enjoyment of any Leased Real Property or any portion thereof.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter each of the Company and the Company Subsidiaries has good and marketable title to all its owned assets and properties (other than the Owned Real Property), in each case free and clear of all Liens other than Permitted Liens. The properties and assets presently owned, leased or licensed by the Company and any Company Subsidiary include all properties and assets necessary to permit the Company and the Company Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses are being conducted as of the date of this Agreement. All buildings, structures, fixtures and improvements included within the Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use. To the knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

Section 3.15 Brokers. No Person other than Allen & Co. (the “Company Financial Advisor”) is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has furnished to Parent and Purchaser a true and complete copy of each agreement between the Company or any Company Subsidiary and the Company Financial Advisor.

Section 3.16 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete and correct list of the Company Benefit Plans. With respect to each such Company Benefit Plan, the Company has provided or made available to Parent a complete and correct copy of such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan and all schedules thereto, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), (vii) any actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan, (viii) all current employee handbooks and manuals, (ix) statements or other communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company or any Company Subsidiary, if any) and (x) all amendments and modifications to any such Company Benefit Plan or related document. None of the Company or any Company Subsidiary has communicated to any current or former employee thereof any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement and, to the knowledge of the Company, no such material communication has been made orally, other than, in each case, amendments, modifications, establishments and implementations as would be permitted after the date hereof pursuant to Section 5.1.

(b) Qualification. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by law to be made or taken until after the Closing Date. Each Company Benefit Plan has been operated in all material respects in accordance with applicable Law. No Company Benefit Plan is a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA. Neither the Company nor any Company Subsidiary has at any time during the last six years contributed to or been obligated to contribute to any such plan. To the Company’s knowledge, no material events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under the Code.

(c) Liability. No Company Benefit Plan is subject to Title IV of ERISA or any of the minimum funding standards of ERISA or the Code. There has been no event or circumstance that has resulted in any material liability to the Company or any of the Company Subsidiaries under or pursuant to Title I or IV of ERISA, the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans or any applicable provision of Law in any jurisdiction outside of the United States. There has not been any event or circumstance that could reasonably be expected to result in any material liability (other than for the payment of benefits in the ordinary course) in respect of the Company Benefit Plans. Except as is otherwise reflected in the Financial Statements, there are no “unfunded benefits liabilities” in respect of any Company Benefit Plan that is a defined benefit or similar type plan. No Company Benefit Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA. No Person is or will become entitled to post-employment benefits of any kind by reason of employment with or providing services to the Company or any Company Subsidiary other than coverage mandated by section 4980B of the Code. Each Company Benefit Plan may be amended or terminated after the Closing Date without material cost other than for claims incurred prior to the date of such amendment or termination.

(d) Acceleration or Increases in Compensation. There is no contract, agreement, plan or arrangement to which the Company or any of the Company Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of the Company or any of the Company Subsidiaries, which, individually or collectively, either alone or in combination with another event could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or would otherwise result in the acceleration of payment of any benefits or an increase in the amount of benefits (including any indemnity or redundancy pay) payable, whether pursuant to the terms of any such Company Benefit Plan, at Law, by contract or otherwise, as a result of the entering into, or the consummation of the Transactions contemplated by, this Agreement.

(e) Post-Employment Benefits. No employee or former employee of the Company or any Company Subsidiary is or may become entitled to post-employment benefits of any kind by reason of his or her employment, including, death or medical benefits (whether or not insured), other than (i) coverage provided pursuant to the terms of any Company Benefit Plan specifically set forth in Section 3.16(e) of the Company Disclosure Schedule or mandated by section 4980B of the Code, or (ii) retirement benefits payable under any plan qualified under section 401(a) of the Code.

(f) Deferred Compensation Arrangements. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, and the Treasury regulations and IRS guidance thereunder. Each Company Stock Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Sections 409A and 422 of the Code) as of the grant date of such option.

(g) Independent Contractors. The Company and each of the Company Subsidiaries has properly classified all individuals (including independent contractors and leased employees) under applicable Law, except where failure to properly classify any such person would not result in material employment or benefit liability to the Company or the Company Subsidiaries. Any person (other than the non-employee members of the Company’s board of directors) providing services to the Company or any of the Company Subsidiaries who has not been classified as an employee is not eligible to participate in any Company Benefit Plan and is not entitled to receive any benefits or other compensation under or pursuant to any such Company Benefit Plan in respect of such non-employee service.

(h) Claims and Actions. There are no pending claims by or on behalf of any of the Company Benefit Plans, by any employee or otherwise involving any such plan or the assets of any plan (other than routine claims for benefits). There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Benefit Plan before any Governmental Entity.

Section 3.17 Employees, Labor Matters. Except as set forth in Section 3.17 of the Company Disclosure Letter, none of the Company or any Company Subsidiary is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or any Company Subsidiary. Since January 1, 2002, there has not occurred or, to the knowledge of the Company, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any Company Subsidiary. Except as set forth in Section 3.17 of the

Company Disclosure Letter, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have complied with all Laws pertaining to the employment or termination of employment of their respective employees, including all such laws relating to labor relations, equal employment, fair employment practices, prohibited discrimination or distinction and other similar employment practices or acts, except for any failure so to comply that, individually and in the aggregate, would not reasonably be expected to result in any material employment or benefit liability to the Company or any of its Subsidiaries.

Section 3.18 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Company Intellectual Property” means any Technology and Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or any Company Subsidiary.

(ii) “Company Product(s)” means any product, technology or service that is marketed, distributed, offered for sale, sold, or licensed by or for the Company or a Company Subsidiary and any products, technology or services currently under development by or for the Company or any Company Subsidiary.

(iii) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (ii) all Trade Secrets; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (vi) all rights in World Wide Web addresses, URLS and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (vii) any, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(iv) “Registered Intellectual Property Rights” means all United States and foreign: (A) Patents, including applications therefor; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyrights registrations and applications to register Copyrights; (D) registered Mask Works and applications to register Mask Works; and (E) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

(v) “Technology” mean any or all of the following: (A) works of authorship including computer programs, algorithms, routines, source code and executable code, designs, records and data; (B) inventions (whether or not patentable), improvements, and technology; (C) Trade Secrets; (D) databases, data compilations and collections and technical data; (E) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; and all embodiments of the foregoing in any form and in any media.

(b) Section 3.18(b) of the Company Disclosure Letter lists all (A) Registered Intellectual Property Rights owned by, filed in the name of, or applied for by, the Company or any Company Subsidiary and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property and (B) other Intellectual Property Rights, other than Trade Secrets and unregistered Copyrights, that are owned by the Company or any Company Subsidiary and are material to the Business.

(c) To the Company’s knowledge, all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights (except where such Company Registered Intellectual Property is not material to the Business). Section 3.18(c) of the Company Disclosure Letter lists all actions that must be taken by the Company or any Company Subsidiary within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights.

(d) Each item of Company Intellectual Property is free and clear of any Liens. The Company or a Company Subsidiary is the exclusive owner or exclusive licensee of all items set forth in Section 3.18(b) of the Company Disclosure Letter.

(e) Except as described in Section 3.18(e) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is Company Intellectual Property, to any other Person.

(f) All Technology used in the Company Products or material to the conduct of the Business as currently conducted or currently contemplated to be conducted by the Company was written and created solely by either: (i) employees of the Company acting within the scope of their employment; or (ii) by third parties who have or who are under an on-going obligation to validly and irrevocably assign all of their rights, including Intellectual Property Rights therein, to the Company or applicable Company Subsidiary, and no third party owns or has any rights to any of the Company Intellectual Property (except for the owners of Company Intellectual Property licensed to the Company or Company Subsidiaries on an exclusive basis).

(g) The Company Intellectual Property, together with the Intellectual Property Rights and Technology used pursuant to the Intellectual Property Licenses (defined below), constitutes all the Technology and Intellectual Property Rights used in the Company Products and/or material to the conduct of the Business as it currently is conducted, or as it is currently contemplated to be conducted by the Company, including the design, development, manufacture, use, import and sale of Company Products.

(h) The operation of the Business as it is currently conducted, or is currently contemplated to be conducted by the Company, does not, and will not when conducted in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right (including any right to privacy or publicity) of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any Person claiming that such operation of the Business, or any Company Product infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor), except as set forth in Section 3.18(h) of the Company Disclosure Letter.

(i) No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property after the Closing Date.

(j) Section 3.18(j) of the Company Disclosure Letter lists all contracts, licenses and agreements to which the Company or any Company Subsidiary is a party with respect to any Technology or Intellectual Property Rights and that are material to the Business as it is currently conducted or currently contemplated to be conducted by the Company, including all contracts, licenses and/or agreements pursuant to which (i) any Technology or Intellectual Property Right is licensed to the Company or any of the Company Subsidiaries by any other Person; (ii) any Company Intellectual Property is licensed to any other Person by the Company or any of the Company Subsidiaries (except for non-exclusive licenses granted to end-user customers in the ordinary course of the Business); (iii) the use, transfer or licensing of any Company Intellectual Property is restricted in any manner; (iv) Intellectual Property Right or Technology is placed in escrow; or (v) the Company or any Company Subsidiary is obligated to provide updates to or improvements on Intellectual Property Rights or Technology (collectively, “Intellectual Property Licenses”).

(k) Neither this Agreement nor the Transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any Intellectual Property Licenses to which the Company or any Company Subsidiary is a party, will result in: (i) Parent’s granting to any third party any right with respect to any Technology or Intellectual Property Rights owned or licensed by Parent as of the Effective Date; or (ii) Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of the Business or any portion of Parent’s business.

(l) The Company has taken all steps that are reasonably required to protect the secrecy of all Trade Secrets of the Company and the Company Subsidiaries and any Trade Secrets provided by any other Person to the Company or any Company Subsidiary.

(m) Section 3.18(m) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL)) (“Open Source Materials” ) distributed in Company Products or currently used by the Company or any Subsidiary in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any Company Subsidiary). Neither the Company nor any Company Subsidiary has used Open Source Materials that create, or purport to create, obligations for the Company or such Company Subsidiary with respect to any Company Intellectual Property Rights or grant, or purport to grant, to any Person, any rights or immunities with respect to any Company Products (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

Section 3.19 Contracts.

(a) Except as listed in Section 3.19(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by:

(i) any agreement relating to Indebtedness (other than agreements among direct or indirect wholly owned Company Subsidiaries) in excess of $10,000;

(ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries;

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) except as set forth under the caption “Related Party Revenue” in footnote 2 and in footnotes 6 and 7 to the financial statements contained in the Company’s Form 10-Q for the quarter ending September 30, 2007, except as set forth under the caption “Certain Relationships and Related Transactions” in the Company’s definitive proxy statement on Form 14A for the Company’s June 20, 2007 annual meeting of stockholders, and except for Warrants disclosed in Section 3.3(a) of the Company Disclosure Letter, any agreement entered into with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any Company Subsidiary, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by the Company or any Company Subsidiary or (C) any current or former director or officer of the Company or any Company Subsidiary or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

(v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or the Company Subsidiaries (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any covenant not to compete or not to solicit employees) or which could require the disposition of any material assets or line of business of the Company or the Company Subsidiaries or, after the Effective Time, the Surviving Corporation or its Subsidiaries;

(vi) any sales, distribution, agency, commission-based or other similar agreement providing for the sale by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets involving payments to or by the Company or any Company Subsidiary in excess of $100,000 in the aggregate or that are otherwise material to the Company and the Company Subsidiaries taken as a whole;

(vii) other than agreements with content suppliers and agreements pursuant to which the Company received or made, or reasonably expects to receive or make, payment of less than $50,000 in any calendar year, any agreement with a term longer than one year that cannot be cancelled upon 60 days notice without any material penalty, premium or other liability or that provides for continuing indemnification obligations of the Company or any of its Subsidiaries;

(viii) any agreement with any Governmental Entity;

(ix) any agreement relating to any interest rate, currency or commodity derivatives or hedging transaction;

(x) any agreement (including keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any Company Subsidiary or (B) the Company or any Company Subsidiary has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xi) any “take-or-pay” agreements or agreements with “most-favored nations” pricing or other terms; or

(xii) any other agreement the termination or breach of which or the failure to obtain consent in respect of which is reasonably likely to result in a Company Material Adverse Effect.

(b) The agreements, commitments, arrangements and plans listed or required to be listed in Section 3.19(a) of the Company Disclosure Letter, together with the Intellectual Property Licenses listed in Section 3.18(j), are referred to herein as the “Company Contracts”. Each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors rights and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of, or has provided any notice of any intention to terminate, any such Company Contract and, to the knowledge of the Company, no event or circumstance has occurred, or will occur by reason of this Agreement or the consummation of any of the Transactions contemplated hereby, that, with notice or lapse of time or both, would constitute any event of default thereunder or would result in a termination thereof. True, correct and complete copies of (i) each such Company Contract (including all modifications and amendments thereto and waivers thereunder) and (ii) all form contracts, agreements or instruments used in and material to the Business have been made available to Parent.

Section 3.20 Environmental Laws and Regulations. Except as, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary has complied and is in compliance with all applicable Environmental Laws, (ii) no violation of any Environmental Law by the Company or any Company Subsidiary is being or has been alleged or, to the knowledge of the Company, threatened, (iii) no notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any Company Subsidiary, no complaint has been filed, no penalty or fine has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person involving the Company or any Company Subsidiary relating to or arising out of any Environmental Law, and (iv) no Hazardous Substances are located and no Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company, any Company Subsidiary or any predecessors in interest that are likely to result in any cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

Section 3.21 Insurance Coverage. The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industries in which the Company and the Company Subsidiaries operate. A list of such policies is set forth Section 3.21(a) of the Company Disclosure Letter, and all of such policies have been delivered by the Company to Parent. All premiums due on such insurance policies have been paid in a timely manner and the Company and the Company Subsidiaries have complied in all material respects with the terms and provisions of such insurance policies. All such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the Transactions contemplated hereby.

Section 3.22 Warranty and Product Liability Claims. Section 3.22 of the Company Disclosure Letter lists all warranty and product liability or recall claims made against any of the Company or any Company Subsidiary during the one-year period ending on the date of this Agreement or which remain outstanding. The warranty, product liability and recall claims made against any of the Company or any Company Subsidiary, to the extent recovery thereon is in excess of the warranty accrual reflected in the most recent balance sheet of the Company included in the Company SEC Documents filed prior to the date hereof, would not reasonably be expected, individually or in the aggregate, to be material to the Company.

Section 3.23 Privacy Guidelines. The Company has delivered to Parent a true, correct and complete copy of all terms and conditions of use of each website maintained by the Company or any Company Subsidiary, including all applicable privacy policies, and all prior versions of such terms and conditions (including privacy policies) that have appeared on any website maintained by the Company or any Company Subsidiary since its inception. The Company and the Company Subsidiaries are in compliance with all such currently applicable terms and conditions (including privacy policies) and have been in compliance with all such prior versions thereof.

Section 3.24 Opinion of Financial Advisor. The Company has received a written opinion from the Company Financial Advisor, dated as of the date of this Agreement, to the effect that the Offer Price is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been delivered to Parent.

Section 3.25 Disclosure. Neither this Agreement, including the Company Disclosure Letter, nor any certificate or other document furnished by the Company to Parent or Purchaser pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein, when taken together as a whole, in light of the circumstances in which they are made, not misleading. To the knowledge of the Company, there is no fact (other than matters of a general economic or political nature which do not affect the Company uniquely) which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.26 Rule 14d-10(d). The Company (acting through the Compensation Committee) has taken all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or any of the Company Subsidiaries with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as otherwise disclosed to the Company in a letter (the “Parent Disclosure Letter”) delivered to it by Parent and Purchaser prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article IV to which the information in such letter relates), Parent and Purchaser represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 4.2 Authority for Agreements. Each of Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Offer, the Merger and the other Transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser, as the case may be, are necessary for Parent or Purchaser to authorize this Agreement and to consummate the Transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

Section 4.3 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by Parent and Purchaser do not and the consummation by Parent and Purchaser of the Transactions contemplated hereby will not (i) conflict with any provision of the certificate of incorporation or by-laws or any other organizational documents of Parent or Purchaser, (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 4.3(b)); (iii) result in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license or (iv) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for each of Parent and Purchaser to conduct its business as currently conducted, except, in the case of clauses (ii) or (iii), for such violations that, in the aggregate, have not had and would not reasonably be expected to result in a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity is required to be made or obtained by Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent of Purchaser of the Transactions contemplated hereby, except for (i) compliance by Parent and Purchaser with the HSR Act and such foreign antitrust and competition law requirements set forth in Section 4.3(b)(i) of the Parent Disclosure Letter, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions contemplated hereby, (iv) compliance by Parent with the rules of the Nasdaq, and (v) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Parent and Purchaser to consummate the Transactions contemplated hereby.

Section 4.4 Proxy Statement. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement, if required, at the date such Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, if required, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Brokers. No Person other than Lazard Frères & Co. LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or Purchaser in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

ARTICLE V

CONDUCT OF BUSINESS BY THE COMPANY

Section 5.1 Conduct of Business by the Company Pending the Merger. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing, or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use all commercially reasonable efforts to preserve intact its business organization and goodwill and any material relationships with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent, the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose any change in its charter, by-laws or other comparable organizational documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by wholly owned Company Subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), other than (i) issuances of Company Common Stock upon the exercise of Company Stock Options or settlement of Company Restricted Stock Units in accordance with their present terms, (ii) issuances by a wholly owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly owned Company Subsidiary, or (iii) issuances or grants of equity-based awards to new hires in the ordinary course of business consistent with past practice;

(d) merge or consolidate with any other Person or acquire a material amount of the assets or equity of any other Person;

(e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) except (i) non-exclusive licenses to use Company Intellectual Property granted in connection with agreements with content suppliers or device manufacturers entered into in the ordinary course of business consistent with past practice, (ii) pursuant to existing written contracts or commitments set forth in Section 5.1(d) of the Company Disclosure Letter, or (iii) in an amount not in excess of $25,000 individually or $100,000 in the aggregate;

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or any Company Subsidiary to or in the Company or any wholly owned Company Subsidiary, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, or (iii) other than as set forth in Section 5.1 of the Company Disclosure Letter, make or commit to make any capital expenditure;

(g) amend or otherwise modify benefits under any Company Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan;

(h) grant any increase in the compensation, bonus or other benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary;

(i) enter into or amend or modify any severance, consulting, retention or employment agreement, plan, program or arrangement;

(j) hire or terminate the employment or contractual relationship of any officer, employee, consultant, representative or agent of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations that, individually and in the aggregate, are not material to the Company or such Company Subsidiary;

(k) settle or compromise any material action, suit, claim, proceeding, arbitration, investigation, audit or controversy (each, a “Proceeding”) or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding;

(l) (i) make or rescind any express or deemed election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Law, change any of its methods of reporting income or deductions for federal or state income tax purposes from those employed in the preparation of its federal or state income tax returns for the taxable year ending December 31, 2006;

(m) other than in the ordinary course of business consistent with past practice, (i) modify or amend in any material respect or terminate any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any Company Subsidiary taken as a whole, (iii) enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof, (iv) modify or amend in any material respect any warranty applicable to any Company Product or (v) modify or amend in any material respect or terminate any privacy policy applicable to the Company or any Company Subsidiary;

(n) enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any Company Subsidiary or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(o) change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;

(p) fail to file in a timely manner any Company SEC Document due after the date hereof;

(q) terminate, cancel, amend or modify any insurance policies maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(r) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, or form any new Company Subsidiary;

(s) take any actions or omit to take any actions that would or would be reasonably likely to (i) cause any of its representations and warranties herein to become untrue in any material respect, (ii) result in any of the conditions to the consummation of the Merger set forth in Article VII not being satisfied, or (iii) materially impair the ability of the Company, Parent or Purchaser to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(t) abandon, dedicate to the public, convey title to or grant licenses under (other than in the ordinary course of business consistent with past practice) any Company Intellectual Property or any Trade Secret owned by the Company or any Company Subsidiary; or

(u) agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Company Recommendation. The Board of Directors of the Company shall recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement in accordance with the provisions of the DGCL and to the effect as set forth in Section 3.4 (the “Company Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a “Change”) in any manner adverse to Parent such recommendation or take any action or make any statement inconsistent with such recommendation including approving or recommending or proposing to approve or recommend a third party Takeover Proposal with respect to the Company or failing to recommend that stockholders tender their Shares pursuant to the Offer (collectively, a “Change in the Company Recommendation”); provided that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.4(c).

Section 6.2 Access to Information; Confidentiality. The Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of Parent access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (a) a copy of each report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity, (b) information as to Wholesale Revenues for each calendar month ending after the date of this Agreement, together with supporting documentation, within five Business Days after the end of such month, and (c) all other information as Parent may reasonably request; provided that the Company may restrict the foregoing access to the extent required by applicable Law. The Company shall (i) keep Parent reasonably informed from time to time as to status and developments regarding any audit, investigation, claim, suit or other proceeding with respect to Taxes and (ii) provide to Parent, when available and prior to filing, drafts of any income Tax Returns relating to the Company or any Company Subsidiary. All information furnished pursuant to this Section 6.2 shall be subject to the Mutual Nondisclosure Agreement entered into in August 2007 between the Company and Parent (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.2 shall affect the representations, warranties or conditions to the obligations of the parties contained herein.

Section 6.3 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement in the most expeditious manner practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other Transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the Transactions contemplated hereby as promptly as practicable after the date of this Agreement and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Regulatory Law in the most expeditious manner practicable.

(b) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the Transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the

Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(c) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above, use its commercially reasonable efforts to (i) obtain all requisite material approvals, clearances and authorizations for the Transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and (iii) promptly inform the other party of any communication received by such party from, or given by such party to any Governmental Entities.

(d) If any objections are asserted with respect to the Transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the Transactions contemplated hereby as violative of any Regulatory Law, each of the Company and the Parent shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such Transactions under such Regulatory Law so as to permit consummation of the Transactions contemplated by this Agreement.

(e) Nothing in this Agreement shall require Parent, any of its Subsidiaries or the Company to (i) dispose of any of its respective businesses, product lines, products or assets, including any investments in any other business, (ii) limit its freedom of action with respect to any of its businesses, (iii) consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, or (iv) commit or agree to any of the foregoing (any of the foregoing a “Burdensome Condition”), and nothing in this Agreement shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Offer, the Merger or the Transactions contemplated hereby relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law.

Section 6.4 No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any Company Subsidiary or any of its or their respective Representatives to, directly or indirectly (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal (as defined in Section 6.4(f)), (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that could reasonably be expected to lead to, any Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to knowingly facilitate any proposal that (A) constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (B) requires Parent or the Company to abandon, terminate or fail to consummate the Offer, the Merger or any other Transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to, but not after, the Acceptance Time, the Company may, in response to a bona fide written Takeover Proposal that was unsolicited and did not otherwise result from a breach of this Section 6.4(a), and subject to compliance with Section 6.4(c):

(x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 6.4(b), and provided further, that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

(y) participate in discussions or negotiations with such Person and its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of the Company determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) the failure to furnish such information or participate in such discussions or negotiations is reasonably likely to breach its fiduciary duties to the stockholders of the Company under applicable Law, and (ii) such Takeover Proposal would reasonably be expected to lead to a Superior Proposal (as defined in Section 6.4(f)). The Company shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith, and (B) use its reasonable best efforts promptly to inform its Representatives of the obligations undertaken in this Section 6.4. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.4 by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.4 by the Company.

(b) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof, and promptly provide Parent with copies of all written correspondence or other communications and other written materials, and summaries of all oral correspondence or other communications, sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal.

(c) Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) effect a Change in the Company Recommendation (subject to the next following sentence in this Section 6.4(c)) or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to, but not after, the Acceptance Time, the Board of Directors of the Company may, in response to a Superior Proposal, effect a Change in the Company Recommendation, provided that the Board of Directors of the Company determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so is reasonably likely to breach its fiduciary duties to the stockholders of the Company under applicable Law, and provided, further, that the Board of Directors of the Company may not effect such a Change in the Company Recommendation unless (i) the Board of Directors of the Company shall have first provided prior written notice to Parent that it is prepared to effect a Change in Company Recommendation in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and (ii) Parent does not make, within five Business Days after the receipt of such notice, a proposal that the Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the stockholders of the Company as such Superior Proposal. The Company agrees that, during the five Business Day period prior to its effecting a change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

(d) The Company agrees that it will deliver to Parent a new written notice of Takeover Proposal with respect to each Takeover Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Takeover Proposal to the stockholders of the Company and that a new three Business Day period shall commence for purposes of this Section 6.4 with respect to each such materially revised or modified Takeover Proposal from the time Parent receives the written notice of the Takeover Proposal with respect thereto.

(e) Nothing contained in this Section 6.4 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would breach its fiduciary duties to the stockholders of the Company under applicable Law, provided, however that neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by Section 6.4(c), effect a Change in Company Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

(f) For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer in respect of (i) a merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution or similar transaction (including a joint venture or licensing arrangement with similar effect) involving the Company or any Company Subsidiary (any of the foregoing, a “Business Combination Transaction”) with any Person other than Parent, Purchaser or any controlled Affiliate thereof (a “Third Party”), (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own 15% or more of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of 15% or more of any class of its voting equity securities as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any Third Party of 15% or more of any class of capital stock of the Company or of 15% or more of the consolidated assets of the Company and the Company Subsidiaries, in a single transaction or a series of related transactions.

“Superior Proposal” means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) all or substantially all of the voting power of the Company’s capital stock or (ii) all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, which Business Combination Transaction or other purchase or acquisition contains terms and conditions that the Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel and a financial advisor of nationally recognized reputation, would result in a transaction that (x) if consummated, would be more favorable to the stockholders of the Company than the Transactions, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement), and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 6.5 Employee Matters.

(a) Until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and the Company Subsidiaries who continue as employees of the Company, the Company Subsidiaries or the Surviving Corporation during the Benefits Continuation Period, compensation and employee benefits that are substantially comparable in the aggregate to those provided by the Company or the applicable Company Subsidiary to such employees immediately before the date of this Agreement (but excluding for all purposes, in each case, any Company equity-based or long-term incentive plans or arrangements); provided that (i) with respect to employees who are subject to collective bargaining or employment agreements (including change in control agreements), compensation, benefits and payments shall be provided in accordance with such agreements and (ii) during the Benefits Continuation Period, the Surviving Corporation shall pay severance benefits to such Company employees in accordance with the terms of the severance plans maintained by the Company and its subsidiaries immediately prior to the date of this Agreement. The foregoing shall not be construed or interpreted to restrict in any way the Surviving Corporation’s or Parent’s ability to amend, modify or terminate any Company Benefit Plan or to terminate any Person’s employment at any time or for any reason.

(b) The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that an employee of the Company or any Company Subsidiary is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the relevant Company Benefit Plan in which such employee participated, (ii) provide each such employee with credit for any insurance and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible requirements or out-of-pocket limits and (iii) recognize service prior to the Effective Time with the Company and the Company Subsidiaries for purposes of eligibility to participate and vesting (but not for any other purpose) to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan in which such employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c) With respect to matters described in this Section 6.5, the Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees or former employees. Prior to the Effective Time, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.5; provided that such notices or other communication materials are approved in advance by the Company, which approval shall not be unreasonably withheld.

(d) The Company and each of its Subsidiaries shall (i) provide any and all notices to, (ii) make any and all filings or registrations with, and (iii) obtain any and all consents or approvals of, any labor organization, works council or any similar entity, council or organization, required to be made or obtained in connection with this Agreement or the consummation of the Transactions contemplated hereby.

Section 6.6 Fees and Expenses. Subject to Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions contemplated hereby, including the preparation, printing, filing and mailing of the Schedule TO, the Proxy Statement and any exhibits, amendments or supplements thereto, and the solicitation of the Company Stockholder Approval and all other matters related to the Transactions contemplated hereby.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) (“Indemnified Parties”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any directors and officers of the Company and the Company Subsidiaries and provided to Parent prior to the date hereof, and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions contemplated hereby); provided, that in no event shall the Surviving Corporation be required to expend more than 250% of the amount expended by the Company and the Company Subsidiaries to maintain or procure such directors’ and officers’ insurance liability insurance and fiduciary liability insurance immediately prior to the Effective Time.

(b) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer a majority of its properties and assets, then, and in each such case, Parent will make or cause to be made proper provisions so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.7 for the benefit of the Indemnified Parties and have at least substantially equal financial ability as the Company (immediately prior to such transaction) to satisfy the obligations of the parties pursuant to this Section 6.7 prior to such merger, consolidation or transfer becoming effective.

Section 6.8 Public Announcements.

(a) Parent and the Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements or communications with respect to the Transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement or communication with respect to this Agreement or the Transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement in accordance with the provisions of Section 6.1, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning its business, financial condition or results of operations without the written consent of Parent except to the extent otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange on which the Company’s securities are listed (in which case the Company shall consult with Parent a reasonable time prior to such statement or disclosure).

Section 6.9 Notification of Certain Matters. The Company shall use its commercially reasonable efforts to give prompt notice to Parent to the extent that it acquires actual knowledge of (i) the occurrence or non-occurrence of any fact or event whose occurrence or non-occurrence, as the case may be, reasonably would be likely to cause any Offer Condition to fail to be satisfied at any time from the date of this Agreement to the Acceptance Time (except to the extent any Offer Condition refers to a specific date), (ii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect as of the date hereof or as of the Closing Date and (iii) any failure of the Company to comply with or timely satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall use its commercially reasonable efforts to give prompt notice to Company to the extent that it acquires actual knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate in any material respect as of the date hereof or as of the Closing Date and (ii) any failure of Parent or Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the Transactions contemplated hereby, Parent, the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the Transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions contemplated hereby.

Section 6.11 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Offer, the Merger, any other Transaction contemplated hereby or otherwise, without the prior written consent of Parent.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Purchaser to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval, if required by applicable Law.

(b) Payment for Shares. Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not properly withdrawn pursuant to the Offer (including pursuant to any “subsequent offer period” provided by Purchaser pursuant to this Agreement).

(c) Regulatory Approval. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the Transactions, which action shall not have been withdrawn or terminated, and all approvals, if any, required to be obtained under any foreign antitrust, competition or similar Laws, in each case in connection with the consummation of the Merger and the Transactions contemplated by this Agreement, shall have been obtained.

(d) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger.

Section 7.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Company Material Adverse Effect, provided that the representations and warranties of the Company in Sections 3.3 and 3.4 shall be true in all material respects. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Litigation. There shall be no pending or threatened suit, action or proceeding by any Governmental Entity or any other person, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Purchaser of any Company Common Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any other Transaction or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion by the business or assets of the Company, Parent or any of their respective Subsidiaries or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is likely to have a Company Material Adverse Effect.

(d) No Material Change. Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence (or, with respect to facts, events, changes, effects, developments, conditions, or occurrences existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(e) Consents, Approvals and Authorizations. All consents, approvals, permits or authorizations from, and all declarations, filings and registrations with, any Governmental Entity, including all necessary approvals, required to consummate the Offer, the Merger and the other Transactions shall have been obtained or made, in each case without the imposition of a Burdensome Condition on Parent or the Subsidiaries of Parent.

(f) Continued Employment. Donald Katz shall remain employed by the Company.

(g) FIRPTA Certificate. The Company shall have delivered to Parent a certificate, issued by the Company pursuant to Section 1.1445-2(c) of the Treasury Regulations, certifying that the Company is not and has not been at any time during the five-year period ending on the Closing Date a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Purchaser set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to “materiality” or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Parent Material Adverse Effect, provided that the representations and warranties of Parent and Purchaser in Sections 4.2 and 4.3 shall be true in all material respects, and the Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Purchaser. Parent and Purchaser shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(ii)(x) at any time after the Initial Outside Date or the Extended Outside Date (as applicable), Purchaser shall not have accepted for payment and paid for all Shares validly tendered (and not withdrawn) pursuant to the Offer in accordance with the terms thereof on or before the Initial Outside Date or the Extended Outside Date (as applicable); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii)(x) shall not be available to any party hereto whose breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, Purchaser’s failure to accept for payment and pay for all Shares validly tendered (and not withdrawn) pursuant to the Offer prior to the Initial Outside Date or the Extended Outside Date (as applicable), or (y) if the Offer shall have been withdrawn or terminated or shall have expired in accordance with its terms without Purchaser having purchased any Shares validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii)(y) shall not be available to any party hereto whose breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Offer having been withdrawn or terminated or having expired.

(c) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Initial Outside Date or is not cured by the earlier of (x) ten Business Days following written notice to the Company by Parent of such breach and (y) the Initial Outside Date, and (B) would result in a failure of any condition set forth in Sections 7.2(a) or (b);

(ii) the Company or any Company Subsidiary or their respective Representatives shall have breached in any material respect their respective obligations under Section 6.4; or

(iii) the Board of Directors of the Company shall (A) fail to authorize, approve or recommend the Offer, or (B) effect a Change in the Company Recommendation or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to recommend that the Company’s stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act, (C) fail to reconfirm its authorization, approval or recommendation of the Merger within three Business Days after a written request by Parent to do so, or (D) fail to include the Company Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Recommendation in the Offer Documents.

(d) by the Company:

(i) if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent prior to the Initial Outside Date or is not cured by the earlier of (x) ten Business Days following written notice to Parent by the Company of such breach and (y) the Initial Outside Date and (B) would result in a failure of any condition set forth in Sections 7.3(a) or (b); or

(ii) in connection with a Change in the Company Recommendation pursuant to the second sentence of Section 6.4(c), provided that (A) the Company is and has been in compliance in all respects with Section 6.4; (B) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of a Superior Proposal; and (C) the Company, prior to the termination of this Agreement, pays the Termination Fee (as defined in Section 8.3(a)) to Parent.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for the confidentiality provisions of Section 6.2 and the provisions of this Section 8.2, Section 8.3 and Article IX, each of which shall remain in full force and effect; provided, however, that no party hereto shall be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement.

Section 8.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to any of the following provisions, the Company shall pay to Parent a fee equal to $10 million (the “Termination Fee”):

(i) Sections 8.1(c)(ii) or (iii);

(ii) Section 8.1(d)(ii);

(iii) Section 8.1(b)(ii), provided that (A) after the date of this Agreement, any Person makes a Takeover Proposal or amends or reasserts a Takeover Proposal made prior to the date of this Agreement and such Takeover Proposal becomes publicly known prior to the earlier of the Acceptance Time or the Expiration Date, and (B) within 18 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Takeover Proposal; and provided, further, that, solely for purposes of this Section 8.3(a)(iii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.4(f), except that all references to 15% shall be changed to 30%; or

(iv) Section 8.1(c)(i), provided that such termination is based on a material breach of Sections 6.1 or 6.4.

(b) If the Company is required to pay Parent a Termination Fee, such Termination Fee shall be payable immediately prior to termination of this Agreement in the event of termination by the Company, and not later than one Business Day after the receipt by the Company of a notice of termination from Parent in the event of termination by Parent, in each case by wire transfer of immediately available funds to an account designated by Parent (except that, in the case of termination pursuant to Section 8.1(b)(ii), such payment shall be made on the date of the first to occur of either of the events referred to in clause (B) of Section 8.3(a)(iii)). If the Company is required to pay Parent a Termination Fee, or this Agreement is terminated pursuant to Section 8.1(b)(ii) under the circumstances described in Section 8.3(a)(iii)(A), or pursuant to Section 8.1(c)(i), the Company shall, in addition to any Termination Fee that may be payable, reimburse Parent and Purchaser for all of their Expenses, up to a maximum amount of $3.5 million, within one Business Day of receipt of written notice from Parent requesting payment thereof.

(c) The parties each agree that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Purchaser, to:

Amazon.com, Inc.
1200 12th Avenue South
Suite 1200
Seattle, Washington 98144-2734
Attention: General Counsel

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Jeffrey J. Rosen
William D. Regner

If to the Company, to:

Audible, Inc.
1 Washington Park
16th Floor
Newark, New Jersey 07102
Attention:	Donald R. Katz

with a copy to (which shall not constitute notice):

DLA Piper US LLP
3 Noble Street
1 London EC2V 7EE
United Kingdom
Attention:	Edwin M. Martin, Jr.

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) Items disclosed on one particular Company Disclosure Schedule relating to one section of this Agreement shall be deemed to be constructively disclosed or listed on other Company Disclosure Schedules relating to other sections of this Agreement only to the extent it is reasonably apparent on the face of such other Company Disclosure Schedules that such disclosure is applicable to such other Company Disclosure Schedules.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

Section 9.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF DELAWARE IS MANDATORILY APPLICABLE TO THE MERGER. The parties hereby irrevocably submit to the jurisdiction of the courts of the County and State of New York and the State of Delaware

and the Federal courts of the United States of America located in the County and State of New York or the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State, Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Definitions. As used in this agreement:

“6-Month USD LIBOR Rate” means the rate for deposits in U.S. dollars for a period of six months which appears on the Moneyline Telerate page 3750 as of 11:00 a.m., London time, on the date which is six months after the Top-Up Closing. If such rate does not appear on the Moneyline Telerate page 3750 on such date, the 6-Month USD LIBOR Rate for such day will equal the 6-Month USD LIBOR Rate for immediately preceding day.

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise;

“beneficial ownership” or “beneficially own” has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

“Business” means the business and operations of the Company and the Company Subsidiaries as currently conducted.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, restricted stock unit, stock option or other equity-based arrangement, and any employment, termination, retention, change in control or severance agreement, plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee or director of the Company or any Company Subsidiary that is maintained or contributed to by the Company or any Company Subsidiary, or with respect to which any of them could incur liability under the Code or ERISA or any similar non-U.S. law.

“Company Common Stock” means the common stock, $.01 par value, of the Company.

“Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by KPMG LLP for the year ended December 31, 2006 and prior years and by McGladrey & Pullen, LLP for the year ended December 31, 2007, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of operations, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Company Material Adverse Effect” means any event, change, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse to (i) the business, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general and (y) to changes in the industries in which the Company operates; provided, however, that the effect of the changes in clauses (x) and (y) shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on the Company; or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions contemplated by this Agreement.

“Company Subsidiary” means any Subsidiary of the Company and any corporation or other organization, whether incorporated or unincorporated, through which the Company or any Company Subsidiary conducts any joint venture.

“Constituent Documents” means, with respect to any entity, the Certificate or Articles of Incorporation, the By-laws of such entity, the minute books, or any similar charter or other organization’s documents of such entity.

“Dissenting Shares” means shares of Company Common Stock as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health and safety, natural resources or the environment, including laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means any shares of Company Common Stock held by the Company, Parent, Purchaser, any other wholly owned Subsidiary of Parent or by any wholly owned Subsidiary of the Company.

“Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange.

“Hazardous Substances” means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventories, services and supplies incurred in the ordinary course of business), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“IRS” means the Internal Revenue Service.

“known” or “knowledge” means, with respect to any party, the knowledge of such party’s executive officers, senior management and other officers who participated in the preparation or negotiation of this Agreement, in each case after due inquiry.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Nasdaq” means The NASDAQ National Market.

“Non-Subscriber Customer” means, as of the date of any determination, a customer who has purchased Company products during the prior 12-month period and whose account is in good standing.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“other party” means, with respect to the Company, Parent and means, with respect to Parent, the Company, unless the context otherwise requires.

“Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.

“Parent Material Adverse Effect” means any event, change, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse to the ability of Parent to perform its obligations hereunder or to consummate the Transactions contemplated hereby.

“Permitted Liens” means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation and (iv) easements, rights-of-way and other restrictions or encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Jurisdiction” means each of the United States, Europe (including any country in Europe) and Japan.

“Subscriber” means, as of the date of any determination, a customer who has agreed (and not canceled or withdrawn such agreement) to pay monthly subscription fees for Company products and whose account is in good standing.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), (ii) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” (and with the correlative meaning “Taxes”) means (A) income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other taxing authority (B) any liability for payment of amounts described in clause (A)

whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Return” means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a governmental entity in respect of such report or return) including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any Company Subsidiary.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Trade Secrets” means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, software, ideas, methods, research and development, data, databases, confidential information and other proprietary or non-public information and data that constitutes a trade secret under the trade secret laws of the applicable jurisdiction.

“Wholesale Revenues” means revenues (determined in accordance with GAAP applied on a consistent basis) of the Company and the Company Subsidiaries derived from third parties that receive payment from end users in respect of Company Products distributed through such third parties’ Internet websites.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AMAZON.COM, INC.

By:	/s/ Jeff Blackburn
Name:	Jeff Blackburn
Title:	SVP

AZBC HOLDINGS, INC.

By:	/s/ Jeff Blackburn
Name:	Jeff Blackburn
Title:	SVP

AUDIBLE, INC.

By:	/s/ Donald R. Katz
Name:	Donald R. Katz
Title:	Chairman & CEO

6-Month USD LIBOR Rate	68
Acceptance Time	5
Affiliate	68
Agreement	1
beneficial ownership	68
beneficially own	68
Benefits Continuation Period	53
Board of Directors	68
Burdensome Condition	49
Business	68
Business Combination Transaction	52
Business Day	68
By-Laws	11
Certificate of Incorporation	11
Certificate of Merger	11
Certificates	13
Change	47
Change in the Company Recommendation	47
Closing	10
Closing Date	11
Code	68
Company	1
Company Benefit Plans	69
Company Common Stock	69
Company Contracts	39
Company Disclosure Letter	20
Company Exercise Price	14
Company Financial Advisor	31
Company Financial Statements	69
Company Intellectual Property	33
Company Material Adverse Effect	69
Company Option Ratio	14
Company Option Spread	14
Company Preferred Stock	21
Company Product(s)	34
Company Recommendation	47
Company Restricted Stock	15
Company Restricted Stock Unit	15
Company SEC Documents	24
Company Stock Option	14
Company Stockholder Approval	23
Company Subsidiary	69

Index

Page
Confidentiality Agreement	47
Constituent Documents	69
Continuing Directors	9
Copyrights	34
DGCL	1
Dissenting Shares	70
Dissenting Stockholder	17
DOJ	48
Effective Time	11
Environmental Law	70
ERISA	70
Exchange Act	70
Exchange Agent	17
Exchange Fund	17
Excluded Shares	70
Excluded Warrants	16
Expenses	54
Expiration Date	3
Extended Outside Date	4
FTC	49
GAAP	25
Governmental Approval Condition	Annex I-ii
Governmental Entity	70
Hazardous Substances	70
HSR Act	24
HSR Condition	Annex I-i
Improvements	31
Indebtedness	69
Indemnified Parties	55
Initial Expiration Date	3
Initial Outside Date	3
Intellectual Property Licenses	36
Intellectual Property Rights	34
IRS	70
knowledge	70
known	70
Law	71
Laws	71
Lease	30
Leased Real Property	30
Liens	71
Mask Works	34
material weakness	27

ii

Index

Page
Merger	1
Merger Agreement	Annex I-iv
Merger Consideration	13
Minimum Condition	Annex I-i
Nasdaq	71
Non-Subscriber Customer	71
Offer	1
Offer Conditions	2
Offer Documents	4
Offer Price	1
Offer to Purchase	3
Open Source Materials	37
Order	71
other party	71
Owned Real Property	30
Parent	1
Parent Closing Value	14
Parent Common Stock	71
Parent Disclosure Letter	41
Parent Exercise Price	14
Parent Material Adverse Effect	71
parties	1
Patents	34
Permitted Liens	71
Person	72
Principal Company Stockholder	2
Proceeding	45
Proxy Statement	6
PTO	35
Purchaser	1
Registered Intellectual Property Rights	34
Regulation M-A	4
Regulatory Law	49
Release	72
reportable condition	27
Representatives	47
Required Approvals	Annex I-iv
Sarbanes-Oxley Act	26
Schedule 14D-9	5
Schedule TO	4
SEC	4
Securities Act	72
Significant Jurisdiction	71

iii

Index

Page
Shares	1
Short Form Merger	9
Special Meeting	12
Subsciber	72
Subsidiary	72
Superior Proposal	53
Surviving Corporation	10
Takeover Proposal	52
Tax	72
Tax Return	73
Taxes	72
Taxing Authority	73
Technology	34
Termination Fee	63
Third Party	52
Top-Up Closing	10
Top-Up Option	9
Top-Up Option Shares	9
Trade Secrets	73
Trademarks	34
Transactions	1
Warrant	16
Wholesale Revenues	7873

iv

ANNEX I

Conditions of the Offer

(1) Notwithstanding any other terms or provisions of the Offer, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), unless as of any scheduled Expiration Date the number of Shares validly tendered pursuant to the Offer (and not withdrawn prior to any then scheduled Expiration Date), together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of:

(i) all Shares then outstanding, plus

(ii) all Shares issuable upon the exercise, conversion or exchange of any Company Options, Restricted Stock, Warrants, or other rights to acquire Shares then outstanding that are vested and exercisable, convertible and exchangeable as of any then scheduled Expiration Date or that would be vested and exercisable, convertible or exchangeable (including after giving effect to the acceleration of any vesting or exercisability, convertibility or exchangeability that may occur as a result of the Offer) at any time following the then scheduled Expiration Date assuming that the holder of such Company Options, Restricted Stock, Warrants or other rights satisfies the vesting or exercisability, convertibility or exchangeability conditions applicable thereto during such time period (collectively, the “Minimum Condition”).

i

(2) Furthermore, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if:

(i) any waiting period under the HSR Act applicable to the Transactions has not expired or terminated prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Date (the “HSR Condition”);

(ii) any other Required Approvals shall not have been obtained or any waiting period (or extension thereof) shall not have lapsed, expired or terminated, either unconditionally or on terms satisfactory to Parent, in each case, at or prior to any then scheduled Expiration Date (collectively, the “Governmental Approval Condition” ); or

(iii) upon the expiration of the Offer and before acceptance of any such Shares for payment, any of the following events or conditions has occurred or exists and is continuing at the scheduled Expiration Date, regardless of the circumstances giving rise to such events or conditions:

(a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer, the Merger or any of the other Transactions, or any injunction shall have been issued and be in effect, by any United States federal or state court that prohibits, restrains or enjoins the consummation of the Offer or the Merger or that otherwise has the effect of making the acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger illegal;

(b) any of the representations and warranties of the Company contained in the Merger Agreement that (i) are not made as of a specific date are not true and correct as of the date of the Merger Agreement and as of the Acceptance Time, as though made on and as of the Acceptance Time, and (ii) are made as of a specific date are not true and correct as of such date, in each case, except where (A) the failure of such representations and warranties (other than the representations or warranties in Sections 3.3 (Capitalization), 3.4 (Authority for Agreements) and 3.5 (Takeover Statute, No Restrictions on Merger) to be true and correct (disregarding, for this purpose, any limitation as to “materiality”, “Company Material Adverse Effect” or “knowledge” set forth in such representations or warranties) has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) the failure of the representations or warranties in Sections 3.3 (Capitalization), 3.4 (Authority for Agreements) and 3.5 (Takeover Statute, No Restrictions on Merger) to be true and correct is not, individually or in the aggregate, a failure to be true and correct in any material respect;

(c) the Company shall have breached or failed to perform or to comply with, in any material respect, any obligation, agreement or covenant to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer (or, in the case of Section 6.1, shall have intentionally or knowingly breached or failed in any material respect to perform or comply with such Section 6.1) and such breach or failure, if curable, shall not have been cured prior to the expiration of the Offer;

(d) there exists a pending or threatened suit, action or proceeding by any Governmental Entity or any other Person, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Purchaser of any Company Common Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any other Transaction or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion by the business or assets of the Company, Parent or any of their respective Subsidiaries or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is likely to have a Company Material Adverse Effect.

(e) the Company shall have failed to deliver to Parent a certificate, dated as of such expiration date, signed by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction by the Company of the absence of the failure of (i) the Company’s representations and warranties to be true and correct, as specified in clause (2)(iii)(b) of this Annex I, and (ii) the Company to perform and comply with, in any material respect, its obligations, agreements and covenants, as specified in clause (2)(iii)(c) of this Annex I;

(f) the Merger Agreement shall have been terminated in accordance with its terms;

(g) there shall have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on Nasdaq (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions;

(h) Donald Katz shall cease to be employed by the Company;

(i) the Company has failed to deliver to Parent a certificate, issued by the Company pursuant to Section 1.1445-2(c) of the Treasury Regulations, certifying that the Company is not and has not been at any time during the five-year period ending on the Closing Date a United States real property holding corporation, as defined in Section 897(c)(2) of the Code; or

(j) there shall have occurred a Company Material Adverse Effect.

As used in this Annex I and the Merger Agreement, the term “Required Approvals” shall mean, collectively, (i) any approvals required to be obtained in connection with, and any waiting periods (and any extensions thereof) applicable to, the Transactions under any foreign antitrust, competition or similar Laws and (ii) any other approvals, consents or expiration or termination of any waiting periods required by applicable Law in a Significant Jurisdiction, the failure of which to obtain (x) would reasonably be expected to result in material limitation on the ownership or operation by Parent or its affiliates of the properties, assets or business of Parent, its affiliates or the Surviving Corporation or (y) would subject Parent or its affiliates to the payment of a material fine or penalty. The other capitalized terms used and not defined in this Annex I shall have the meanings set forth in the agreement to which this Annex I is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Annex I is attached.

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Exhibit A

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AUDIBLE, INC.

The undersigned, being the                     , of Audible, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the corporation is Audible, Inc.

2. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 3, 1995, under the name “Audible Words Corporation.”

3. The amendment and restatement herein certified has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AUDIBLE, INC.

FIRST: The name of the Corporation is Audible, Inc.

SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

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(e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation this          day of             , 2008.

AUDIBLE, INC.

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

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